                                                                   EXHIBIT 10.18

                            EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of the 28th day of May 2001, by and between CENTENE CORPORATION, a Wisconsin corporation (hereinafter called the "Company"), and Cary Hobbs (hereinafter called the "Executive"),

         1. EMPLOYMENT. Company hereby employs Executive as Director of Business Implementation with such other or additional titles or positions as Company's President, Vice Presidents, or Board of Directors may, from time to time, determine.

         2. DUTIES. During the employment period, Executive shall faithfully perform her duties to the best of her ability and in accordance with the directions and orders (and to the satisfaction) of the Company's President, Vice Presidents, and Board of Directors of Company, and she shall devote her full working time, attention and energy to the performance of her duties.

        In addition to the duties assigned to her by the Company's President and/or Vice Presidents and/or Board of Directors of Company, Executive shall perform such other duties as are commensurate with her position and responsibilities, including without limitation, exercising her best judgment; safeguarding and saving from waste the assets of Company; and following, maintaining, and implementing the business plans, budgets, business procedures and directives established and promulgated by Company, as modified or amended from time to time.

         Except as otherwise provided herein, Executive shall not render services, directly or indirectly, to any other person or organization without her Supervisor's prior written consent and shall not engage in any activity that would interfere significantly with the faithful performance of her duties thereunder. Executive may perform minor services for which she does not receive compensation, provided that the activity does not conflict with the provisions of her duties, without written consent.

         3. COMPENSATION. As compensation for all services rendered by Executive under this agreement, company shall pay to Executive, in accordance with its then prevailing payroll practices, a salary at the annualized rate of Eighty Thousand Dollars ($80,000.00), less applicable payroll deductions. This salary may be adjusted from time to time as directed by the Executive's immediate supervisor or the Company's or Plan's President.

         4.       OTHER EMPLOYMENT BENEFITS. During the Employment Period:

                  (a) Company shall reimburse Executive monthly for actual, reasonable, and necessary out-of-pocket expenses she incurs on Company's business in compliance with company policies and procedures.

                  (b) Executive shall participate in such of Company's Executive plans or fringe benefit arrangements as provided for all Executives, subject to their terms and conditions.

                  (c) Vacation Leave. During the Employment Term, Executive shall be entitled to a number of vacation days as established in the standard company policy. Executive shall accrue and receive full compensation and benefits during her vacation leave periods. Vacation leave shall be taken at such times as do not have an adverse effect on the operations or transactions of the Company or otherwise as Executive and her immediate supervisor shall agree.

                  (d) Bonus Plan. The annual target bonus is 20% of base salary with potential to exceed that if and when the company exceeds its Annual Operating Plan criteria. This award is at the discretion of the Company's President. The Bonus Plan may be adjusted from time to time as directed by the Company's President.

         5.       TERMINATION OF EMPLOYMENT.

                  (a) Termination for Cause. If the Company terminates Executive's employment For Cause, or if Executive resigns from her employment pursuant to Subsection 5(b), Executive shall be entitled only to payment of that portion of her Salary earned through and including the Termination Date or the Resignation Date at the rate of Salary in effect at that time.

                  (b) Resignation. Executive may resign from her employment with the Company at any time by providing written notice of her resignation to her immediate supervisor at least thirty (30) days before the Resignation Date, in which case she shall be entitled to compensation as provided in Subsection 5(a).

                  (c) Death. If Executive dies during her employment, or Executive is entitled to receive payments from the Company pursuant to Section 5(a) at the time of her death, Executive's estate or personal representative shall be entitled to receive that portion of the Salary, at the rate in effect at Executive's death, that Executive earned through and including the date of Executive's death.

                  (d) Disability. If Executive becomes Permanently Disabled, the Board may terminate Executive's employment by providing written notice to Executive at least 72 hours before the Termination Date. If Executive resigns from employment with the Company as a result of a Permanent Disability, or the Company terminates Executive's employment as a result of a Permanent Disability, Executive shall be entitled to receive that portion of her Salary, at the rate in effect at the time she became Permanently Disabled, that she earned through and including the Termination Date or Resignation Date, as applicable; provided, however, the amount due and payable for the period on and after the date on which Executive became Permanently Disabled shall not be less than the portion of the Salary that would have been paid to her if she had continued in the other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

         6.       COVENANTS.

                  (a) Non-competition by Executive. The Executive acknowledges that the list of the Company's customers and customer contacts as it may exist from time to time are valuable, special, and unique assets of the Company's business. During the period of six (6) months immediately after the termination of Executive's employment with the Company for any cause whatsoever, Executive will not, either directly or indirectly, either for Executive or for any other person, firm, Company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the Executives, customers, prospective customers, or business, of the Company upon whom Executive called, solicited, catered, or became acquainted during Executive's employment with the Company.

                  (b) Return of Company Records and Property. Executive agrees that upon termination of Executive's employment, for any cause whatsoever, Executive will surrender to the Company in good condition all property and equipment belonging to Company and all records kept by Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any operational, financial or other documents given to Executive during Executive's employment with Company.

                  (c) Non-disclosure by Executive. The Executive acknowledges and agrees that any information obtained by Executive while employed by the Company, including but not limited to customer lists and customer contacts, financial, promotional, marketing, training or operational information, and employment data is highly confidential, and is important to the Company and to the effective operation of the Company's business. Executive, therefore, agrees that while employed by the Company, and at any time thereafter, Executive will make no disclosure of any kind, directly or indirectly, concerning any such confidential matters relating to the Company or any of its activities.

                  (d) Enforcement. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company shall be entitled to a restraining order and/or an injunction restraining the Executive from contacting, servicing or soliciting Company's customers,

                           Company's employment for the 180 day period following the date on which she became Permanently Disabled.

                  (e) Compensation Following Termination. If the Company terminates Executive's employment other than For Cause the Company shall pay Executive that portion of her Salary earned through and including the Termination Date or the Resignation Date at the rate of Salary in effect at that time, plus an amount equal to twenty six (26) weeks of her annualized Salary paid as salary continuance in accordance with the then current payroll practices, and conditioned upon Executive's signing, and not revoking, a complete Release of any and all claims. In such case, Company shall pay for six (6) of the eighteen (18) months health and dental insurance continuation coverage to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, Public Law 99-272, Title X (COBRA).

                  (f) Change of Control: In the event of a Change in Control which results in (a) the termination of Executive's position or in the reduction of Executive's compensation, or (b) a request by the Company or the surviving entity of the transaction that resulted in the Change in Control that Executive relocate outside of the Metropolitan St. Louis area which relocation Executive refuses, then Executive shall receive severance equal to thirty six (36) weeks pay either as a lump sum payment or salary continuance, rather than the severance paid pursuant to paragraph 5(e) above, but conditioned upon Executive's signing, and not revoking, a complete Release of any and all claims. In such case, Company shall pay for nine (9) of the eighteen (18) months health and dental insurance continuation coverage to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, Public Law 99-272, Title X (COBRA) In addition, the Company agrees to pay for reasonable outplacement services arranged by the Company. Notwithstanding the foregoing, no payment or payments shall be made under this Agreement which would be an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended, Payments which would be "excess parachute payments" shall be proportionately reduced so that no portion of any payment shall constitute an "excess parachute payment." For purposes hereof a "Change in Control" of the Company shall be deemed to occur if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other man (A) persons who, at the date of this Agreement, are the beneficial owners of 25% or more of the Company's Shares, or (B) a group including Shareholder, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, or (ii) the Shareholders of the Company approve a merger or consolidation of the Company with any or customer contacts, or utilizing or disclosing, in whole or in part, the list of the Company's customers, customer contacts, employees, or financial, operational, promotional, marketing, or training information, or from rendering any services to any persons, firm, corporation, association, or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed. In the event the Company is successful in any suit or proceeding brought or instituted by the Company to enforce any of the provisions of this agreement on account of any damages sustained by the Company by reason of the violation by the Executive of any of the terms and/or provisions of this agreement to be performed by the Executive, the Executive agrees to pay the Company reasonable attorney's fees to be fixed by the Court.

         7.       INVENTIONS.

                  (a) Executive shall promptly communicate and disclose in writing to Company all those inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called "Inventions"), made, conceived, developed, or purchased by her, or under which she acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of her employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of Company. All of Executive's right, title and interest in, to, and under all such inventions, licenses, and right to grant licenses shall be the sole property of Company. Any such inventions disclosed to anyone by Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Employment Period.

                  (b) As to all such invention, Executive shall, upon request of Company:

                           i. Execute all documents which Company shall deem necessary or proper to enable it to establish title to such inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and

                           ii. Do all things (including the giving of evidence in suits and other proceedings) which Company shall deem necessary or proper to obtain, maintain, or assert patents for any and all such inventions or to assert its rights in any inventions not patented.

         8. LITIGATION. Executive agrees that during her employment or thereafter, she shall do all things, including the giving of evidence in suits and other proceedings, which Company shall deem necessary or proper to obtain, maintain or assert rights accruing to Company during the employment period and in connection with which Executive has knowledge, information or expertise. All reasonable expenses incurred by Executive in fulfilling the duties set forth in this paragraph 8 shall be reimbursed by Company to the full extent legally appropriate, including, without Imitation, a reasonable payment for Executive's time.

         9. MODIFICATION. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by all parties therefore.

         10. ENTIRE AGREEMENT. This instrument constitutes the entire agreement of the parties hereto with respect to Executive's employment and her compensation therefore.

         11. WAIVER. The failure to enforce at any time any of the provisions of this agreement or to require at any time performance by any party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         12. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         13. PRONOUNS. As used herein, the term "Executive" and the pronouns therefore have been used for convenience only, and corresponding terms reflecting the proper gender of Executive shall be deemed substituted by the parties hereto where appropriate.

         14. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of Company and any successor or assign of Company. For the purposes of this Agreement, the terms "successor or assign" shall mean any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, assignment or otherwise, shall acquire the assets or business of Company in part or as a whole.

         This Agreement shall also be binding upon and shall inure to the benefit of Executive and her legal representatives and assigns, except that Executive's obligations to perform such future services and rights to receive payment therefore are hereby expressly declared to be non-assignable and non-transferable.

         15. GOVERNING LAW. This Agreement shall be interpreted and executed in accordance with the laws of the State of Missouri.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

                                                     CENTENE CORPORATION

                                                     By /s/ Michael Neidorff
                                                        ------------------------
                                                        "Company"

                                                     By /s/ Cary Hobbs
                                                        ------------------------
                                                        "Executive"

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